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                                                                   EXHIBIT 21.01


                  SUBSIDIARIES OF GUILFORD PHARMACEUTICALS INC.

       Below is a list of direct and indirect subsidiaries of the Corporation. All subsidiaries are wholly-owned.

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
  1.     GPI Holdings, Inc., a Delaware corporation

  2.     Guilford Pharmaceutical Products Inc., a Maryland corporation

  3.     GPI Polymer Holdings, Inc., a Delaware corporation

  4.     GPI NIL Holdings, Inc., a Delaware corporation

  5.     GPI (Canada) Inc., a Delaware corporation

  6.     Guilford Pharmaceuticals Canada Co., a Nova Scotian unlimited liability company

  7.     Guilford Pharmaceuticals Ltd., an English corporation
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